Second Amendment
to the Transfer Agent Interactive Client Services Agreement
  Dated December 3, 2004, by and among
California Investment Trust and California Investment Trust II and
ALPS Mutual Funds Services, Inc.

THIS AMENDMENT is made as of September 1, 2006, by and between CALIFORNIA INVESTMENT TRUST AND CALIFORNIA INVESTMENT TRUST II, (individually a "Fund" and collectively the "Funds") and ALPS MUTUAL FUNDS SERVICES, INC. ("ALPS").

WHEREAS, the Funds and ALPS have entered into a Transfer Agent Interactive Client Services Agreement (the "Agreement") dated December 3, 2004.

WHEREAS, the Funds are being consolidated into one single Delaware Statutory Trust as of January 1, 2007.

WHEREAS, the Funds and ALPS wish to modify the Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.
Consolidation of Trusts.  Effective January 1, 2007, all references to "California Investment Trust" and "California Investment Trust II" should be deleted and replaced with a single reference to "California Investment Trust".

2.	Change in incorporation. Effective January 1, 2007, all references to the Funds as "Massachusetts business trusts" should be deleted and replaced with "Delaware statutory trusts."

2.	Name Change. All references to "ALPS Mutual Funds Services, Inc." should be deleted and replaced with "ALPS Fund Services, Inc."

3.
Miscellaneous.  Other than as amended hereby, all terms and conditions of the Agreement and related amendments are unchanged and remain in full force and effect. This Amendment shall be deemed to be an amendment to the Agreement and shall be governed by the laws of the State of Colorado.

IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized representative of each of the parties hereto as of the date of the Amendment first set forth above.

CALIFORNIA INVESTMENT TRUST /s/ Stephen Rogers Name: Stephen Rogers Title: President	CALIFORNIA INVESTMENT TRUST II /s/ Stephen Rogers Name: Stephen Rogers Title: President

ALPS MUTUAL FUNDS SERVICES, INC. By: /s/ Jeremy O. May Name Jeremy O. May Title: Managing Director